Master Services Agreement

This Master Services Agreement ("Agreement"), effective October 3, 2024, ("Effective Date"), is made and entered into by and between TerraCom, Inc., a company registered in Oklahoma and having an office at 6650 E. Brainerd, Suite 200, Chattanooga, TN 73421 ("Company"), and SurgePays, Inc., a Nevada corporation having an office at 3124 Brother Blvd #104, Bartlett, TN 38133 (along with its operating subsidiaries, "Contractor"). Company and Contractor may be collectively referred to herein as the "Parties" and each may be referred to individually as a "Party."

WHEREAS, Company is a provider of telecommunications and internet services ("Services"), including but not limited to those offered under the Lifeline Program (the "Program") of the Federal Communications Commission ("FCC"); and

WHEREAS, Contractor desires to contract with Company to market, promote, and sell Services to qualified individuals ("Customers") (collectively, the "Work"); and

WHEREAS, Company, its shareholders and Contractor are in the process of negotiating a Stock Purchase Agreement (the "Stock Purchase Agreement") and ancillary documents pursuant to which Contractor will acquire a majority of Company's stock;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereto agree as follows:

1. **EARNEST MONEY**. On the Effective Date, Contractor shall place One Million Dollars ($1,000,000) (the "Earnest Money"), in escrow with an attorney or third party escrow agent mutually acceptable to the parties If the Initial Closing (as defined in Exhibit A hereto) occurs prior to the end of the Term, the Earnest Money shall be distributed to Global Reconnect, LLC (Company's majority member) and applied to the Purchase Price under the Stock Purchase Agreement. If the Stock Purchase Agreement is not entered into or the Initial Closing does not take place during the Term (as hereafter defined) hereof, the Earnest Money will be returned to Contractor immediately.

2. **TERM**. The term ("Term") of this Agreement shall be ninety (90) days from the Effective Date, as it may be extended by the mutual agreement of the parties hereto. Upon the expiration of the Term, Company shall no longer have an obligation to allow Contractor to utilize Company for the provision of Services to Contractor's Customers and Contractor shall be solely responsible for finding an alternative means of providing such Services. In the event that the Term of this Agreement ends for any reason except for a default by Company and the parties have not entered into the proposed Stock Purchase Agreement which contains the business terms as generally set forth on Exhibit A hereto and approved by Contractor's SEC general counsel as containing adequate provisions to protect Contractor's position as a publicly listed company, Contractor shall cause 50% of the Customers enrolled in the Lifeline program by Contractor to remain enrolled with Company. Such Customers that remain enrolled with Company shall continue to be serviced by Contractor, including its call center and the provision of wireless service. All revenue with respect to such Customers shall be collected and retained by Company, provided that in return for servicing such Customers, Contractor shall receive reimbursement for the wireless service cost and be entitled to all top-up revenue with respect to such Customers. Contractor shall have a thirty (30) day period in which to exercise its agency rights and move any remaining Customers enrolled in the Lifeline program to an alternative company, with their agreement.

3. **AUTHORIZATION**.

   A. Company hereby authorizes Contractor to solicit subscriptions for Services subject to the terms and conditions of this Agreement. Contractor hereby accepts such authorization upon the terms and conditions contained in this Agreement. Company and Contractor will be governed in all dealings with the public, and with respect to this Agreement, by the highest standards of honesty, integrity and fair dealing.

   B. Contractor agrees to comply with all applicable guidelines, regulations, and requirements promulgated by the Program during the term of this Agreement. Contractor acknowledges and understands that the Program is a federal program that provides connectivity services to eligible

individuals based on specific criteria. As part of Contractor's obligations under this Agreement, Contractor shall ensure that it only enrolls individuals who meet the eligibility criteria set forth by the Program as qualified Lifeline individuals. Contractor shall verify the eligibility of each individual before enrolling them in any of the Services. Contractor shall bear full responsibility for any non-compliance with the Program guidelines, and any resulting penalties or liabilities relating thereto shall be solely borne by Contractor.

C. Contractor represents that it will not engage in deceptive or false advertising practices or make misleading or false representations about the Program, Services, software, or tablets or other telecommunication devices sold by Company in connection with the Program ("Devices") or any other matters pertaining to this Agreement and will at all times represent that the Services are provided solely by Company.

D. Company reserves the right to demand, upon discovery of a breach of any provisions of this Article 3 by Contractor, that Contractor remove those agents responsible for said breach from Company accounts within forty-eight (48) hours of request for removal, including breaches of Company's Code of Conduct.

4. THE WORK.

A. Contractor shall commence the provision of services on or around the Effective Date. The scope of work ("Work") shall include: Contractor's identification of potentially eligible Customers; communication and engagement with these potential Customers through various channels including telephone, email, SMS/text messaging and/or in person; providing these eligible Customers with general information, rules and regulations pertaining to Company and the Program; assisting eligible Customers with enrollment in Services, including the Program as further outlined herein, and undertaking general marketing activities for Company. Contractor warrants that all of its employees and subcontractors, if any, used to market the Program shall conform their conduct and activities to the same standards and requirements to which Contractor is held under the terms of this Agreement. Contractor shall use its own MVNO to provide Services to all Customers that Contractor enrolls under this Agreement.

B. When a Customer is interested in enrolling in the Program, Contractor will provide such Customer with all legally required documents, and the documents to be executed by such Customers shall be in a form agreed upon by the Parties.

C. Contractor shall meet with Company periodically, as reasonably requested by Company, to discuss advanced planning, sales status, problem resolution, and other sales related activities. If Company discovers evidence of falsified records or Customer Information (as hereinafter defined), Company may recover activation payments already paid to Contractor for such accounts. In the event that a government or regulatory agency makes any inquiry to Contractor or an ISR, Contractor or the ISR, as the case may be, shall respond to such questions within five (5) business days.

D. Contractor may delegate its obligations under this Section 4 to subcontractors ("Independent Sales Representatives" or "ISRs"), provided that all ISRs must be approved in advance in writing by Company at Company's sole discretion. Such ISRs shall comply with the terms and conditions of this Agreement, and Contractor shall remain liable to Company for any and all breaches of this Agreement, violations of applicable laws and regulations, and other acts and omissions by any ISR. Contractor shall be responsible for training, providing first level support, and sales assistance to ISRs.

E. Contractor shall conduct Customer verification on all Customers or prospective Customers. Contractor shall establish each Customer's account in Company's order entry system and provide each Customer's Customer Information.

5. **NO JOINT VENTURE**. Nothing contained in this Agreement shall be deemed or construed by the Parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.

6. **INDEPENDENT CONTRACTOR**. The relationship between Company and Contractor during the term of this Agreement shall be that of an independent contractor. Neither Contractor nor its owners, ISRs, representatives, managers, contractors, auditors, accountants, attorneys, agents or other employees (collectively, "Staff") shall under any circumstances be, nor shall they in any manner represent themselves as, owners, directors, officers, agents or employees of Company. Contractor shall have no right to enter into any contracts or commitments in the name of or on behalf of Company or to obligate Company in any respect whatsoever. Contractor assumes full responsibility and liability for the acts and omissions of Contractor's Staff. All Staff will be employed or contracted by Contractor at Contractor's sole expense, and Contractor will be solely responsible for all employment benefits and withholding of taxes.

7. **COMPLIANCE WITH LAW, POLICIES AND PROCEDURES AND PROGRAM.**

A. Contractor shall perform Contractor's duties under this Agreement in a lawful, professional and ethical matter and shall comply with all laws, statutes and regulations. Contractor shall comply with all rules, policies, plans, and procedures prescribed by Company, from time to time (the "Policies"), applicable to Contractor's obligations under this Agreement.

B. Contractor agrees that Contractor will obtain a RAD (Representative Accountability Database) ID for each of its agents and that Contractor will register with the administrator of the Program before providing any information directly or indirectly with the National Lifeline Accountability Database or the National Verifier. Contractor shall comply with all other restrictions, obligations and responsibilities of an enrollment representative as required by the Program. Contractor shall not pay any form of commission payment to any employee, agent, ISR, or other Staff who markets or promotes the Services based on enrollments in the Program.

C. TCPA Compliance: Contractor shall comply with all applicable federal and state laws, including but not limited to the Telephone Consumer Protection Act (TCPA), Federal Communications Commission (FCC) regulations, and any state-specific regulations governing telemarketing practices.

i. Express Consent: Contractor warrants that it will obtain express written consent from all individuals prior to initiating any outbound calls on behalf of Company. Contractor shall maintain records of such consents and promptly provide copies to Company upon request.

ii. Do-Not-Call Compliance: Contractor shall maintain and regularly update a list of phone numbers that have opted out of receiving calls. Contractor shall promptly cease calling any phone number upon notification that it is on any state or federal Do-Not-Call registry.

iii. Identification Information: Contractor shall ensure that, during outbound calls, it provides accurate identification information, including the name and contact information of Company on whose behalf the call is being made.

D. CAN-SPAM Act Compliance: Contractor shall comply with all provisions of the CAN-SPAM Act and any other relevant federal and state laws governing commercial email communications.

i. Unsubscribe Mechanism: Contractor shall include a clear and functional unsubscribe mechanism in all commercial emails sent on behalf of Company. Contractor shall promptly honor and process all unsubscribe requests.

ii. Sender Information: Contractor shall accurately identify Company as the sender of the commercial emails and include valid physical mailing addresses in all email communications.

E. Contractor acknowledges receipt of and agrees to comply with the Policies and agrees to perform its duties strictly in accordance with these documents, which may be amended from time to time by Company. Contractor also acknowledges it shall provide a copy to every employee or agent of Contractor and shall monitor and enforce compliance with the Sales Code of Conduct. Further Contractor shall notify Company in writing within 24 hours of any violation. A breach of the Policies by Contractor or its employees or agents is considered a breach of this Agreement and will be a basis on which Company, at its sole discretion, may terminate this Agreement. In addition, Contractor accepts that Company may submit to the FCC and USAC evidence of such a breach depending on the scope and nature of the breach and applicable rules and regulations and Contractor will fully indemnify Company for any and all costs associated with said breach by Contractor, its employees or agents including but not limited to legal fees, funding reimbursements, fines and the time of Company employees to defend Company against any claims for the actions of vendor, its employees or agents.

8. **BILLING**

A. On a monthly basis, Company shall pay to Contractor an amount equal to the aggregate amount of all revenue actually received by Company from or on behalf of the Customers enrolled by Contractor less a transaction fee in the amount of $60,000 (the "Transaction Fee"), which shall be retained by Company, within one (1) business day of receipt of said revenue.

B. Contractor shall be solely responsible for the payment of all taxes due as a result of payments made to Contractor by Company or arising in connection with Contractor's employment and/or contracting with Staff.

C. Company shall have the right to offset, setoff or withhold any compensation or other amounts due to Contractor under this Agreement in the event that there is any breach by Contractor of this Agreement, including but not limited to any violation of law by Contractor. In the event of any audit of, investigation of, or regulatory proceedings against Company resulting from or arising out of this Agreement or the Work, then Company may further withhold any compensation or other amount due to Contractor until such audit, investigation or proceeding is concluded.

9. **BREACH**. The following actions shall constitute a default under this Agreement:

A. Subject to Section 9(B), a Party fails to comply with any covenant or obligation set forth in this Agreement or mutually agreed to between Contractor and Company during the course of the business and fails to cure such failure within fourteen (14) days after receiving written notice of its non-compliance;

B. Contractor fails to comply with any covenant or obligation set forth in Sections 7, 8, or 12 of this Agreement;

C. Contractor engages in abuse or fraudulent use of any of the Services or services provided by another Eligible Telecommunications Carrier ("ETC") or any other fraudulent activity, including, but not limited to, the falsification of information or documents or any material misrepresentation or omission of fact to Company, a current or prospective Customer, or any governmental authority in connection with the Work, this Agreement or the Program, or allows any current or prospective Customer to engage in such fraudulent activity;

D. Contractor fails to pay any ISR or other Staff the full amounts due for services rendered in connection with this Agreement, the Work, or the Program; or

E. Contractor violates, breaches, or causes conflict with any judicial, regulatory, state, federal or local law, rule, regulation, decree, order, or other requirement in connection with this Agreement, the Work, or the Program, including without limitation, FCC rules or regulations and consumer protection laws. .

10. **TERMINATION OF AGREEMENT.**

A. A Party may terminate this Agreement immediately upon expiration of a ten (10) day cure period following written or electronic notice to the other Party, if the other Party defaults under this Agreement.

B. This Agreement shall be terminated at either Party's discretion upon the other Party's cessation of business, election to dissolve, dissolution, insolvency, failure in business, an act of bankruptcy, receivership, general assignment for the benefit of creditors, or filing of any petition in bankruptcy or for relief under the provisions of the bankruptcy laws.

C. This Agreement shall terminate immediately if either Party attempts to assign this Agreement without the other Party's written permission.

D. Company may terminate this Agreement immediately and without notice in order to prevent damage to or degradation of its network, or to comply with any law, regulation, court order, or other governmental request or order which requires immediate action, for behavior that in Company's sole discretion may be deemed illegal, or as otherwise necessary to protect Company from legal liability. Company will give Contractor notice regarding the reason(s) for termination as soon as is reasonably practicable after such termination.

11. **RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION OF AGREEMENT.**

A. Upon the termination or expiration of this Agreement, the Parties hereto agree that Contractor shall immediately cease to identify itself in association with Company and return all training materials and propriety information immediately to Company.

B. In the event of the expiration of this Agreement or any termination by either Party, Contractor acknowledges and agrees that Company will immediately terminate and deactivate any credentials that Company obtained for or provided to Contractor, and Contractor agrees that it will cease use of any credentials provided by Company.

C. In the event of any expiration or earlier termination by either Party, and notwithstanding any right of Contractor to receive any amounts due prior to termination, Company shall have the right to withhold amounts payable to Contractor under this Agreement and apply any such amounts against any amounts owed to Company by Contractor.

D. Termination of this Agreement is without prejudice to any other right or remedy of the Parties under this Agreement. Termination of this Agreement for any cause does not release either Party from any liability that, at the time of termination, has already accrued to the other Party, or that may accrue in respect of any act or omission prior to termination or from any obligation that is expressly stated to survive the termination. Contractor will remain responsible for its obligations to its subcontractors.

E. Contractor shall retain agency rights with regards to Customers and Company shall provide thirty (30) days following the termination of this Agreement to SurgePays to allow Customers to be transferred to an alternative service platform and Company shall cooperate fully with Contractor in effectuating such transfers, subject to Section 2 above with respect to Company's right to revenue with respect to 50% of such Customers. During the 30 days period, Company shall retain the right to receive the Transaction Fee until all Customers are moved to an alternative service platform.

F. Notwithstanding the expiration or termination of this Agreement, Sections 12, 14, 15, 16 and 17 shall survive expiration or termination indefinitely.

12. **CONFIDENTIAL INFORMATION; DATA PRIVACY**

A. <u>Definitions</u>.

i. "Applicable Data Protection Laws" shall mean any federal, state and local law, statute, regulation or order applicable to either party protecting the financial privacy of consumers or customers or otherwise relating to the security of consumer information, payment information, or PII, including, but not limited to, 47 C.F.R. §§ 4.2001-64.2009, the California Consumer Privacy Act ("CCPA"), the California Privacy Rights Act ("CPRA"), any rule of any payments network concerning payment network related information (e.g., the Visa or MasterCard, or National Automated Clearing House Association operating rules).

ii. "Confidential Information" shall mean any competitively sensitive, proprietary or secret business, marketing, or technical information of Company, including the terms of this Agreement. Confidential Information shall include information, whether or not in written form and whether or not designated as confidential, which is known to the recipient as being treated by as confidential, such information to include customer lists, customer data, methods of doing business, financial statements and projections (including assumptions), business plans, sales and marketing concepts, product development plans, technical designs, drawings and specifications, software product source codes and documentation, working software in any form or on any media (including magnetic, optical, printed, ram, rom or comes media or integrated circuit), proprietary methods and techniques, material that is subject to patent applications and other information that Company regards as confidential. Confidential Information shall not include information which is/was (i) generally known to the public or readily by the Contractor without reference to or reliance on any Confidential Information of Company, as demonstrated by written records of the Contractor, or (ii) obtained from an independent third party not under any confidentiality obligation to Company who created or acquired such information without reference to or reliance on Confidential Information.

iii. "Customer Information" shall mean any information relating to an identified or identifiable natural person, including, but not limited to, first and last name, postal address, email address, telephone number, social security number and credit card information, and any information defined as Personal Information or Personally Identifiable Information under any Applicable Data Protection Laws ("Personally Identifiable Information" or "PII"), any information derived from such PII and any information qualifying as "customer proprietary network information (as defined in 47 C.F.R. §§ 64.2003(d) of Company or another ETC that Contractor may have access to under this Agreement.

iv. "Data Breach" shall mean any known or reasonably suspected unauthorized access to, or use, disclosure or other processing of Customer Information or other Confidential Information, as well as any loss, theft or acquisition of the same, or any incident that compromises the security of the same.

v. "Data Subject" shall mean the individual to whom the PII relates.

B. Confidentiality. The parties agrees to maintain complete confidentiality of the Confidential Information. The parties shall not disclose or supply the Confidential Information, except to Staff with a need-to-know who are bound by confidentiality obligations at least as strict as this Section 13, without the prior written approval of the other party. The parties may disclose portions of the Confidential Information to the extent such disclosure is required by applicable laws or regulations or lawful order of a governmental entity or court of competent jurisdiction, provided the party required to make such disclosure notifies the other party of the applicable legal requirements or lawful order before such disclosure occurs and assists the other party to obtain such protection as may be available to preserve the confidentiality of such information.

C. Solicitation. Without limiting the Contractor's obligations with respect to Confidential Information as set forth herein, Contractor agrees that it (and Contractor's Staff, partners, subcontractors, affiliates and representatives) will not in any manner solicit or accept business transactions or investments from business sources or their partners, sub-contractors, representatives and affiliates

that were introduced to Contractor by Company through this Agreement, without the express written permission of Company. Any information provided to Contractor by Company and relating to such business sources or investors shall be considered Confidential Information that is subject to the terms of this Agreement. Notwithstanding the foregoing, this paragraph shall not apply to business sources with whom the Contractor in question had a pre-existing business relationship prior to the Effective Date.

D. Data Privacy. Contractor agrees and acknowledges that, in the course of providing the Work, it will collect PII and other Customer Information. Any Customer Information shall be deemed Confidential Information of Company and Customer or the other ETC and shall be and remain confidential indefinitely. Notwithstanding anything in this Agreement to the contrary:

i. Contractor shall obtain the prior written consent of each Customer or prospective Customer to collect, use, process, and transfer such Customer's Customer Information to Company, as required by any Applicable Data Protection Laws. Contractor shall deliver such written consent to Company promptly upon request.

ii. Contractor shall not share any Customer Information with any person except as required by applicable laws or regulations or lawful order of a governmental entity or court of competent jurisdiction, Applicable Data Protection Laws or as necessary to fulfill its duties under this Agreement or any related Appendix, provided the recipients have been approved or designated by Company in writing, and such disclosure complies with all Applicable Data Protection Laws.

iii. Contractor shall not take any action or make any omission that would contravene (i) any reasonable notice provided by Company or an ETC (or its agents) to Customers specifying how Company uses Customer Information and/or shares Customer Information, or (ii) any Applicable Data Protection Laws.

iv. Contractor shall use administrative, physical, and technical safeguards consistent with recognized industry standards and practices and with any reasonable security specifications required by Company to protect Customer Information from unauthorized access, disclosure, destruction, alteration, misuse, or damage, such safeguards consistent with applicable laws and regulations and prevailing industry standards. Such safeguards shall include: (i) limiting access of Customer Information to personnel with a need to know in order for Contractor to perform its obligations under the Agreement; (ii) securing business facilities, data centers, files, servers, backup systems, and computing equipment; (iii) implementing network, application, database, and platform security; (iv) securing information transmission, storage, and disposal; (v) implementing authentication and access controls within media, applications, operating systems, and equipment; (vi) encrypting sensitive Customer Information stored on any media or transmitted over public or wireless networks; (vii) segregating Customer Information from data of Contractor's other customers; (viii) conducting risk assessments, penetration testing, and vulnerability scans and promptly implementing, at Contractor's sole cost and expense, a corrective action plan to correct any issues that are reported as a result of the testing; (ix) implementing appropriate personnel security and integrity procedures and practices; (x) providing appropriate privacy and information security training to Contractor's Staff; (xi) conducting criminal background checks and drug tests on all Staff with access to any Confidential Information, the results of which shall promptly be made available to Company upon request; and (xii) ensuring all Staff with access to any Confidential Information are subject to confidentiality obligations at least as strict as Contractor's confidentiality obligations under this Agreement. If as part of the Work, Contractor will have access to Company's facilities, premises, systems, network, applications, or databases, Contractor will comply with Company's reasonable written security policies and procedures while accessing the foregoing. Upon Company's written request, Contractor shall respond to a reasonably drawn annual questionnaire provided by Company regarding the physical and/or technical environment in which Customer Information is stored (if any) and the security measures

Contractor maintains to protect Customer Information stored therein. Contractor shall reasonably cooperate with such annual questionnaire by providing access to knowledgeable personnel and documentation.

v. Audits. Contractor will (and will ensure that each ISR will) make available to Company on written request all information reasonably necessary to demonstrate compliance with this Section 13. Upon Company's reasonable notice of an audit, Company and Contractor shall in good faith mutually agree upon a date and time for an audit or inspection to be conducted, and Contractor agrees that it will not unreasonably delay the timing of such audit. An audit or inspection will be conducted no more than once annually, except to the extent conducted in response to a Data Breach or where required by a governmental authority or Applicable Data Protection Law.

vi. Data Breaches. In the case of any Data Breach by either party, the parties will cooperate with each other and take such reasonable commercial steps as necessary to assist in the investigation, mitigation and remediation of each such Data Breach. Unless required by Applicable Data Protection Laws or other applicable laws or regulations, the parties will not inform any third party of such a Data Breach without the prior, written consent of the other party. The party which experienced the Data Breach shall notify the other party without undue delay, and in any case within twenty-four (24) hours of its discovery, and shall provide the other party with sufficient information to allow such party to meet any obligations to report or inform the affected Data Subjects and regulators of the Data Breach under any Applicable Data Protection Laws, as such information is or becomes available to the breaching party. As part of its notification and supplemental notifications, if relevant, the party experiencing the Data Breach shall describe the following:

a. The nature of the Data Breach including, where possible, the number of Data Subjects affected by the Data Breach, the types of Confidential Information involved in the Data Breach, and an approximate number of records containing Customer Information or other Confidential Information concerned;

b. The name and contact details of the appropriate party representative where more information can be obtained;

c. The likely consequences of the Data Breach; and

d. The measures taken or proposed to be taken by party experiencing the Data Breach to address the Data Breach, including, where appropriate, measures to mitigate its possible adverse effects, and the results of such measures.

E. Customer Proprietary Network Information (CPNI) Privacy Policy. Contractor acknowledges receipt of and agrees to comply with Company's Sales Representatives Customer Proprietary Network Information (CPNI) Privacy Policy. Contractor's or its employees' or agents' violation(s) of this policy is considered a breach of this Agreement and will be a basis on which Company, at its sole discretion, may terminate this Agreement. In addition, Contractor accepts that Company will submit to the FCC evidence of such a breach and Contractor will fully indemnify Company for any and all costs associated with said breach by Contractor, its employees or agents including but not limited to legal fees, funding reimbursements, fines and the time of Company employees to defend Company against any claims for the actions of contractor, its employees or agents.

13. **INSURANCE**. During the term of this Agreement, Contractor shall provide and maintain at its own expense insurance against liability arising in any way out of this Agreement and any other insurance coverage that may be reasonably deemed necessary by Company.

14. **TAXES AND EXPENSES**. Contractor shall be responsible for all of the costs of its business, including, but not limited to, travel, entertainment, office, clerical, accounting, and general selling expenses and any and all expenses of its employees, agents and representatives. In this connection, Contractor shall be solely

responsible for the preparation and submission to applicable authorities of its employees' income tax and FICA forms and the payment of all salaries to employees, employer contributions and employee benefits. Contractor represents and warrants to Company that Contractor holds all licenses and permits necessary for conducting its business.

15. **INDEMNITY**. Contractor shall indemnify and hold harmless Company and its directors, officers, employees, servants, agents, contractors and shareholders, from and against any and all third-party claims, demands, actions, suits, proceedings, liabilities, losses, damages, costs, expenses, fees, including reasonable attorneys' fees, fines, penalties, interests and deficiencies of any nature or kind whatsoever (collectively "Losses") arising by virtue of or in respect of this Agreement, including (a) any inaccuracy, misstatement, misrepresentation, act or omission made by Contractor or its Staff in connection with any matter set out herein, (b) any breach of Contractor's obligations, covenants, and/or representations and warranties set forth in this Agreement, (c) any violation of any applicable law or regulation, including the Program and any Applicable Data Protection Law made by Contractor or its Staff, (d) any Data Breach affecting Customer Information within the custody or control of Contractor or its Staff, (e) any infringement or misappropriation of any third party's Intellectual Property or other proprietary rights by Contractor or its Staff, (f) any personal injury, death, property damage caused by Contractor or its Staff; or (g) any negligent acts or omissions or intentional wrongdoing by Contractor or its Staff.

16. **NOTICE**. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when received if given in person, (ii) on the date of electronic confirmation of delivery if sent by e-mail, other electronic transmission, or (iii) on the first business date of attempted delivery during business hours by a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address indicated in the preamble or to Brian Cox at brian@surgepays.com with a copy to dansani@surgepays.com for Contractor and to Stan McCright at mccright@mccright.com for Company.

17. MISCELLANEOUS.

A. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. Each Party hereto irrevocably submits to the exclusive jurisdiction of the Tennessee, for purposes of any claim, action or proceeding arising out of this Agreement or any transaction contemplated hereby. The Parties agree that all disputes between them arising out of or relating to this Agreement shall be adjudicated only in the state or federal courts situated in Hamilton County, Tennessee. Each Party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such Party's address set forth under such Party's signature on the signature page hereto shall be effective service of process for any claim, action or proceeding with respect to any matters to which it has submitted to jurisdiction.

B. Entire Agreement. This Agreement, including its appendices, represents the entire agreement between the Parties with respect to the transactions contemplated herein and may be modified only by a subsequent written document signed by the Parties hereto.

C. Counterparts. This Agreement may be executed manually, by facsimile or by scan and email by the Parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

D. Assignment. This Agreement shall not be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first set forth above.

CONTRACTOR:	COMPANY:
SURGEPAYS, INC.	TERRACOM, INC.
By: *Brian Cox*	By: [signature]
Name: Brian Cox	Name: Stan McCright
Title: CEO	Title: CEO

EXHIBIT A

Transaction Deal Points for the MSA and SPA

TC – TerraCom
SP – SurgePays
MS - Maxsip

Phase 1 Service Agreement while working on Sales Agreement – estimated 90 days
SP place $1mil escrow
$60k/fee a month (not deducted from the purchase price.) The first $60k paid by USAC for customers added by SP until SPA/MSA is executed will be retained by TC. All USAC funds will flow to SP when the SPA/MSA is executed.
Re-write the existing agreement between TC / MS to comply with this deal. (Joint Services Agreement) MS to utilize VCARE for subs and submit 497 to David T monthly
Joint services agreement between TC/SP to immediately allow for opt-in ACP customers and add new lifeline customers. SP will utilize Shockwave/Unavo for subs (retain all rights to these subs) and submit 497 to David T monthly.
David T will compile, file, and certify. When payment comes, David T will divvy up per the 497s submitted to him $ -> MS & $ -> SP (minus $60k transaction fee until SPA signed)
All parties commit their best efforts to signing the MSA in 90 days.

Phase 2 (Initial Closing)
The SPA/MSA/Operating agreement has been executed, 44% of the TC shares, owned by MS, will now be owned by SP, and the total change of control transaction is pending FCC approval.
$11,350,000 paid upfront in cash.
$1mil escrow 6/mos.
$0k/transaction fee a month for 24 months. $60k/mo. fee returns month 25 if the transaction is still pending approval
The USAC payment matching the filed 497 in its entirety, including other state funds, top-ups, etc., will be paid to SP for all TC subscribers enrolled and filed. MS subs are now subject to the agreed-tiered comp transaction fees, which will be deducted from the monthly subsidy compensation paid by SP to MS. This will happen immediately following the execution of the SPA/MSA.

Phase 3
FCC approval – transaction closed.
Or
If delayed indefinitely, Phase 2 economics would continue for up to 20 years.